UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2025

AMERICOLD REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34723	93-0295215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Glenlake Parkway, South Tower, Suite 600

Atlanta, Georgia, 30328

(Address of principal executive offices and zip code)

(678) 441-1400

Registrant’s telephone number, including area code:

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	COLD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 25, 2025, the Board of Directors (the “Board”) of Americold Realty Trust, Inc. (the “Company”), appointed Robert S. Chambers, the Company’s current President as the Company’s next Chief Executive Officer and member of the Board, effective September 1, 2025. Mr. Chambers will no longer serve as President effective September 1, 2025. At that time, George F. Chappelle, Jr. will retire and step down from his positions as Chief Executive Officer and member of the Board. Mr. Chappelle’s resignation is not the result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

Mr. Chambers, age 43, previously served as President of the Company since June 2025 and President, Americas of the Company from January 2024 to June 2025. He had rejoined the Company in January of 2020 as Executive Vice President and Chief Commercial Officer. Prior to rejoining the Company, he served as the Chief Financial Officer of Saia LTL Freight (NASDAQ: SAIA) from May of 2019 through January of 2020. Mr. Chambers previously served as the Company’s Vice President, Commercial Finance from September of 2013 through April of 2019. Before originally joining the Company, Mr. Chambers was the Senior Director of Finance for CEVA Logistics from 2010 through 2013. Prior to that, he was a Manager in the Audit and Advisory practice at KPMG. Mr. Chambers is a Certified Public Accountant. He received both his bachelor’s degree and his Masters of Accounting degree from Stetson University.

Robert Chambers Offer Letter

In connection with Mr. Chambers’ appointment, Mr. Chambers and the Company executed an offer letter on August 25, 2025 (the “Offer Letter”). Pursuant to the Offer Letter, during Mr. Chambers’ employment with the Company, he will receive an initial base salary of $1,000,000 per year, and an annual cash incentive opportunity at target of 160%, which will be prorated for fiscal year 2025. Mr. Chambers will be eligible to receive annual equity awards with a target value of $3,750,000, pursuant to the terms of the Company’s shareholder-approved equity plan.

Pursuant to the Offer Letter, Mr. Chambers will receive a sign on equity grant with a grant date fair value of $575,000, with the grant to be in the form of time-based restricted stock. The time-based restricted stock will vest in three tranches on each of the anniversaries of the grant date.

Mr. Chambers is expected to enter into the Company’s previously disclosed Executive Severance Benefits Plan and participate in the employee benefit plans and programs provided by the Company to other senior executives. Mr. Chambers will be covered by any Company directors and officers insurance policies.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Chambers and any of the Company’s executive officers or directors or persons nominated or chosen to become a director or executive officer. Mr. Chambers has not engaged in any transaction with the Company during the last fiscal year, and does not propose to engage in any transaction, that would be reportable under Item 404(a) of Regulation S-K.

George Chappelle Retirement Agreement

In connection with Mr. Chappelle’s separation, the Company has entered into a Retirement Agreement and General Release of Claims with Mr. Chappelle (the “Retirement Agreement”). Pursuant to the Retirement Agreement, Mr. Chappelle’s awards granted to him during his tenure will be treated as originally established in the award agreements, with time-based continuing to vest and performance-based being pro-rated based on the portion of the performance period Mr. Chappelle remained employed with the Company, with payout based on actual performance at the end of such performance period applied to the pro-rated portion (which will be treated as prescribed for retirement in the documents governing such awards). In addition, the Company agreed to pay (i) for the cost of the premium for Mr. Chappelle’s continued benefits coverage, if Mr. Chappelle properly and timely elects to continue such coverage, under the Company’s benefits plan in accordance with the continuation requirements of “COBRA” for up to 18 months from or until Mr. Chappelle becomes eligible for coverage under a plan or program of any other employer, at which time the Company’s obligation to provide benefits shall terminate; and (ii) a pro-rated amount (8/12 months) equal to the annual incentive compensation opportunity for the actual Company EBITDA financial component that the he would otherwise have received for the 2025 fiscal year. Mr. Chappelle agreed (i) to release certain claims against the Company and (ii) that his post-termination restrictive covenants (as amended by the Retirement Agreement) remain in effect.

Item 7.01 — Regulation FD Disclosure

A copy of the Company’s press release relating to the announcement described in Item 5.02, dated August 25, 2025, is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 — Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated August 25, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICOLD REALTY TRUST, INC.

By:	/s/ E. Jay Wells
Name: E. Jay Wells
Title: EVP & Chief Financial Officer

Date: August 25, 2025